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                                                                   Exhibit 10.28

                               FIRST AMENDMENT OF
                   MARKETING EXPENSE REIMBURSEMENT AGREEMENT

                  This First Amendment of Marketing Expense Reimbursement Agreement (the "Amendment") is made and entered into as of this 1st day of April, 2001, by and between Union Bank and Trust Company, a Nebraska bank and trust company, acting in its own right and in its capacity as trustee ("Union Bank") and NELnet, Inc., a Nevada corporation f/k/a National Education Loan Network, Inc. ("NELnet").

                  WHEREAS, the parties hereto entered into that certain Marketing Expense Reimbursement Agreement dated as of January 1, 1999 (the "Agreement"), and the parties hereto wish to amend the Agreement under the terms set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

                  1. Definitions. Unless otherwise expressly stated herein, capitalized terms in this Amendment shall have the same meanings given to them in the Agreement.

                  2. Reduction of Services to Be Provided by Union Bank. Notwithstanding provisions to the contrary contained in Section 1 of the Agreement, Union Bank may, at its option, and in its sole discretion, reduce its Student Loan and Alternative Loan marketing and origination efforts as compared to historic levels of such efforts by reducing its marketing personnel commitment. Union Bank agrees that if it reduces its marketing personnel commitment, it shall enable NELnet to offer employment to such personnel and, at NELnet's reasonable request, continue such personnel as dual employees of NELnet and Union Bank provided, however, that such personnel shall not be entitled to any salary paid by Union Bank or Union Bank employee benefits. NELnet shall provide nonexclusive marketing and promotional services with respect to Student Loans originations under the Union Bank brand name in the states of Nebraska, Kansas, Iowa and portions of the western region of the United States where the Union Bank brand name is currently used to market Student Loans (including Arizona, California, Oregon, Washington and Hawaii), at least at historic levels previously furnished by Union Bank itself in those states, or as the parties may otherwise mutually agree; provided, however, that NELnet shall not provide such services with respect to Student Loans to borrowers (other than medical students) attending University of Phoenix or Loma Linda College unless Union Bank ceases origination efforts at such educational institutions or otherwise consents to such services being provided by NELnet.

                  3. Reimbursement of Marketing Costs. Section 3 of the Agreement shall be deleted in its entirely and the following substituted in lieu thereof;

                  "Marketing Costs" as defined herein shall mean all direct costs and expenses during the term of this Agreement, in connection with or arising from marketing activities by Union Bank and NELnet relating to Student Loans, excluding any administrative or overhead costs and expenses associated therewith, and, following April 1, 2001, excluding any costs for marketing representatives and related expenses arising from

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                  Student Loan activities in the northeastern region of the
                  United States (including, without limitation, New York, New Jersey, Connecticut, Pennsylvania, Vermont, New Hampshire and Maine) as well as the states of Illinois, South Dakota, Minnesota, Texas and Colorado. Marketing Costs incurred with respect to the states of Nebraska, Kansas, Iowa and portions of the western region of the United States where the brand name of Union Bank is currently used to market Student Loans (including Arizona, California, Oregon, Washington and Hawaii) shall be included in the computation of Marketing Costs. NELnet and Union Bank shall each be responsible for their respective pro rata share of Marketing Costs during each calendar year during the term of this Agreement, and each party's respective share shall be calculated based upon the following formulas:

A. NELnet's annual = All annual Marketing Costs X ($120 million - 75% of annual
       share of      Union Bank originations in excess of $240 Million)/
   Marketing Costs   All Union Bank Student Loan Originations for the year


B. Union Bank's share of Marketing Costs = all Marketing Costs for the year minus NELnet's share of Marketing Costs as calculated pursuant to
         (A) above.

         Union Bank hereby transfers all of its rights and interest in certain software products utilized in connection with Student Loans, including without limitation "EnConcert," "Notes on Student Loans," "Notes on Credit," "Notes on Investments," "Union Station," and "Student Exchange" (collectively, the "Student Loan Software"). Union Bank shall take all reasonable acts necessary to effectuate such transfer as reasonably requested by NELnet. NELnet shall assume responsibility for any future enhancements or development of the Student Loan Software. NELnet shall reimburse Union Bank and its affiliates for any expense in connection with Alternative Loans originated after January 1, 2000. It is acknowledged that NELnet is providing substantial consideration by assuming a greater share of Marketing Expenses such as salary expenses related to hiring of marketing personnel, marketing expenses related to Alternative Loans, software development expenses related to EnConcert and other intellectual property development, and access granted by NELnet to Union Bank to all future enhancements to the EnConcert software or modifications thereof.

                  4. Origination Fees. Union Bank shall amend origination services agreements with NELnet or any affiliate thereof in order to adjust origination fees to the market rate of $25 per Student Loan, effective April 1, 2001,

                  5. Effect of Amendment. Unless expressly modified or amended by this Amendment, all terms and provision contained in the Agreement shall remain in full force and effect without modification.

         Union Bank and Trust Company           NELnet, Inc.

         By: /s/ Mike Dunlap                    By: /s/ Don Bouc
             ------------------------               -------------------------
         Title: CEO                             Title: President

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